SECOND AMENDMENT
TO AMENDED AND RESTATED
INVESTMENT ADVISORY AGREEMENT

      THIS AMENDMENT effective as of the 7th day of October, 2006 amends that certain Amended and Restated Investment Advisory Agreement dated as of November 20, 2002, as amended on July 29, 2005 (the "Agreement") by and between Phoenix Strategic Equity Series Fund, a Delaware statutory trust (the "Trust") and
Phoenix Investment Counsel, Inc., a Massachusetts corporation (the "Adviser") as follows:

1.	Schedule A to the Agreement is hereby deleted in its
entirety and Schedule A attached hereto substituted in its place.

2.	Except as expressly amended hereby, all provisions of the
Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement, as amended. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

3.	This Amendment may be executed in one or more counterparts,
each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers of other representatives.

PHOENIX STRATEGIC EQUITY SERIES FUND

By: /s/ Francis G. Waltman
Name: Francis G. Waltman
Title:    Senior Vice President


PHOENIX INVESTMENT COUNSEL, INC.

By: /s/ John H. Beers
Name: John H. Beers
Title:   Vice President and Clerk



SCHEDULE A


Name of Series                      Investment Advisory Fee

Phoenix Dynamic Growth Fund                 0.80%

Phoenix Fundamental Growth Fund             0.80%


                                           $1st Billion
                                  $1 +       through        $2 +
                                Billion     $2 Billion     Billion

Phoenix Strategic Growth Fund    0.70%        0.65%        0.60%